CONNECTICUT NATURAL GAS CORPORATION

UNION EMPLOYEE SAVINGS PLAN

AS AMENDED AND RESTATED

(Effective except where otherwise indicated as of January 1, 2000)

CONNECTICUT NATURAL GAS CORPORATION
UNION EMPLOYEE SAVINGS PLAN

AS AMENDED AND RESTATED

TABLE OF CONTENTS

CONNECTICUT NATURAL GAS CORPORATION

UNION EMPLOYEE SAVINGS PLAN

AS AMENDED AND RESTATED

(Effective except where otherwise indicated as of January 1, 2000)

Section 1

PURPOSE OF PLAN

1.01 The Connecticut Natural Gas Corporation (hereafter called "CNG") Union Employee Savings Plan (the "Plan") is designed to (i) encourage and assist eligible employees in a long-range program of savings, and (ii) enable them to acquire ownership of Common Stock as herein defined. The participating employees may use this Plan as a means of adding to their retirement income, although the Plan permits earlier withdrawals.

1.02 This document amends and restates, effective except where otherwise indicated as of January 1, 2000, the Plan which was originally adopted on December 19, 1983. The provisions of the Plan, as so amended and restated, are effective in respect of Plan Years, as herein defined, beginning on or after January 1, 2000. Any provisions of the amended and restated Plan that are effective prior to January 1, 2000 shall be deemed to amend as of the applicable effective dates the corresponding provisions of the Plan as in effect before this amendment and restatement.

Section 2

DEFINITIONS

2.01 "Account" shall mean the account established and maintained for each Participant's share of contributions made to the Plan, and earnings thereon, and such term shall include the various subaccounts contemplated by Section 8, which subaccounts are sometimes referred to as "sources of money."

2.01A "Affiliate" shall mean any member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which CNG a member, any member of a group of trades or businesses which are under common control (as defined in Section 414(c) of the Code) of which CNG is a member, any member of an affiliated service group (as defined in Section 414(m) of the Code) of which CNG is a member, and any other organization deemed to be affiliated with CNG under Section 414(o) of the Code. Any entity, however, shall be considered an Affiliate hereunder only during the period it is or was such a member or affiliated organization.

Following the consummation of the merger of CTG Resources, Inc. with and into Oak Merger Co. pursuant to the Agreement and Plan of Merger, dated as of June 29, 1999, by and among CTG Resources, Inc., Energy East Corporation ("EEC") and Oak Merger Co., EEC will be the common parent of an "affiliated group" (the "EEC Group") within the meaning of Section 1504 of the Code of which CNG is a member and EEC will be an Affiliate of CNG. Anything to the contrary notwithstanding, the Plan shall be interpreted and administered at all times in accordance with the terms of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as applicable to the EEC Group and those members thereof which are Affiliates.

2.02 "Anniversary Date" shall mean the last day of December of any year.

2.03 "Beneficiary" shall mean the beneficiary or beneficiaries entitled to the Benefits upon the death of a Participant, as designated by the Participant by written designation on file with the Committee, of if no such designation shall be on file, the Participant shall be conclusively deemed to have so designated his surviving spouse, if any, and if none his living issue equally, per stirpes, and if none, his estate. Notwithstanding the foregoing, in the event of the death of a Participant who has at least one Hour of Service under the Plan or at least one hour of paid leave on or after August 23, 1984, his Account shall be paid to his surviving spouse, unless (1) the spouse of the Participant consents in writing to a different designation of Beneficiary (including any class of beneficiaries or contingent beneficiaries), the spouse's consent acknowledges the effect of such election, and such election is witnessed by a Plan representative or a notary public; or (2) the Participant does not have a spouse at the time of his death. Any consent by a Participant's spouse shall only be effective with respect to that spouse.

2.04 "Benefits" shall mean the distributions provided for herein to each Participant, or to his Beneficiary.

2.05 "Board of Directors" shall mean the Board of Directors of CNG.

2.05A "Change of Control" shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either 1) the then outstanding shares of common stock of the Corporation (the "Outstanding Common Stock") or 2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: 1) any acquisition directly from the Corporation, 2) any acquisition by the Corporation, 3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or 4) any acquisition by any corporation pursuant to a transaction which complies with clauses 1), 2) and 3) of subsection (iii) of this Section 2.05A; or (ii) Individuals who, as of January 1, 2000, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent January 1, 2000 whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, 1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, 2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or related corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and 3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or (iv) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation. Following the effective date of an Agreement and Plan of Exchange, pursuant to which outstanding shares of CNG common stock were exchanged for shares of the common stock of CTG Resources, Inc., the term 'Corporation,' as used in this Section 2.05A, shall mean CTG Resources, Inc., or any successor thereto. As used in this Section 2.05A, the terms "Incumbent Board" or "Board of Directors" are intended to refer to the Board of Directors of CTG Resources, Inc.

2.06 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted from time to time by any regulations issued pursuant thereto, and references to any section thereof shall be deemed to refer to the like section of any subsequent federal Internal Revenue law.

2.07 "Committee" shall mean the Administrative Committee described in Section 12.

2.07A "Common Stock" shall mean (i) prior to the consummation of the merger of CTG Resources, Inc. with and into Oak Merger Co. pursuant to the Agreement and Plan of Merger, dated as of June 29, 1999, by and among CTG Resources, Inc., Energy East Corporation and Oak Merger Co., the common stock of CTG Resources, Inc., and (ii) on and after the date of the consummation of such merger, the common stock of Energy East Corporation or its successor or successors.

2.08 "Company" shall mean CNG, and any Affiliate (or any division of CNG or its Affiliates) which, with the consent of CNG, shall adopt this Plan for its employees.

2.09 "Compensation" shall mean:

(a) the basic regular remuneration in the form of salary or wages paid to an Employee for services rendered to the Company, increased by the amount set aside by the Company under salary reduction agreement with such Employee for contribution to this Plan or under a cafeteria plan as described in Section 125 of the Code, and excluding commissions, bonuses, pay for overtime or special pay, the Company's cost for any public or private employee benefit plan including this Plan and any other form of additional compensation.

(b) When "Net Compensation" is referred to herein, it shall mean such basic regular remuneration without any increase on account of amounts set aside under any salary reduction agreement.

(c) In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1997, the annual Compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a) (17) (B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. For Plan Years beginning on or after January 1, 1997, any reference in this Plan to the limitation under Section 401(a) (17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

2.10 "Continuous Service" shall mean the aggregate Periods of Employment by the Company in any capacity which may not be disregarded under subsection (c) of this Section and subject to the provisions of subsection (b) of this Section.

Continuous Service shall be measured in full years and completed months, rounded, after termination of Continuous Service, to the nearest full month (16 or more days being deemed an additional month).

Continuous Service prior to January 1, 1984 shall be computed under the rules of the Pension Plan relating to Continuous Service as in effect from time to time, including service under those rules for The Hartford Gas Company, The New Britain Gas Light Company and The Greenwich Gas Company.

(a) Definitions. The terms used in this Section 2.10 shall have the following meanings:

(i) Employment Commencement Date - the day on which a person first completes an Hour of Service in any capacity for the Company.

(ii) Reemployment Commencement Date - the day on which a person formerly employed by the Company again first completes an Hour of Service in any capacity for the Company.

(iii) Severance from Service Date - the first to occur of

(A) the date of quit, discharge, retirement or death, and

(B) the first anniversary of the beginning date of a continuous period in which a person employed by the Company in any capacity is absent from active employment (with or without pay) other than for a cause set forth in (A). Failure to return to active employment when due shall constitute a quit on that date.

(iv) Period of Employment - the period of service from an Employment or Reemployment Commencement Date to a Severance from Service Date.

(v) Period of Severance - the period of absence from service commencing on a Severance from Service Date and ending on the day before the first Hour of Service is completed after such severance.

(b) Temporary Absences.

(i) If a person employed by the Company quits, is discharged or retires, his Continuous Service shall include any continuous period of less than twelve (12) months during which he is absent from active employment by the Company, with or without pay (a Period of Severance or other absence) within which less than twelve (12) month period such person returns to active employment. If a person employed by the Company is absent for any other reason (such as vacation, leave of absence, lay-off, etc.), and then quits, is discharged or retires, the period of time during which he may return and receive credit for Continuous Service (for the period between the Severance from Service Date and the return) begins on the Severance from Service Date and ends twelve (12) months after the first day of absence. Continuous Service shall be preserved during any leave of absence authorized by the Company in excess of twelve (12) months, and during any lay-off (but not in excess of two (2) years from the date of initial absence).

(ii) Requests for leaves of absence shall be dealt with by the Company on a uniform, nondiscriminatory basis.

(iii) Military Service: Military service in the armed forces of the United States or, effective on or after December 12, 1994, qualified military service shall be deemed while reemployment rights are protected by law to be an authorized leave of absence expiring with the expiration of such reemployment rights. Furthermore, during any such period of military service or qualified military service and thereafter while reemployment rights are so protected, Continuous Service shall be counted to the extent required by such law, including effective on or after December 12, 1994, Section 414(u) of the Code. "Qualified military service" means any service in the uniformed services (as defined in chapter 43 of the United States Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service.

(iv) Absence due to Disability: Continuous Service shall be preserved during any period of disability.

Any period of disability during which a person receives sick leave in accordance with the Company's established sick leave policy (other than under the Company's Long Term Disability Plan) shall be counted as Continuous Service. Any other period of disability (including while a person is receiving benefits under the Company's Long Term Disability Plan) shall be deemed to be authorized leave of absence expiring upon recovery from disability, including the counting of Continuous Service for the balance of the first twelve (12) months of any disability.

As used in this clause (iv), disability shall mean the inability by reason of physical or mental illness or injury to perform the normal duties of one's employment by the Company or any other comparable employment. The Committee may, no more frequently than once each three months, require an Employee to undergo a physical examination at Company expense by a medical doctor, registered nurse or paramedic selected by the Committee to verify the continuation of a disability. If an Employee shall refuse to submit to such examinations, he will be deemed to have quit.

(v) Change in Job Category: Any period during which a person is employed by CNG or any of its Affiliates, but not as an Employee within the meaning of Section 2.13, shall be considered as Continuous Service to the extent it would have been considered Continuous Service under the rules of this Section 2.10 had the person been an Employee of the Company. Notwithstanding the preceding sentence, any such period of employment with an Affiliate which has not adopted the Plan will not be considered as Continuous Service for purposes of Section 5.01.

(vi) Less Than Full Time Employment: All periods of less than full time employment will count as Continuous Service so long as there is no Severance from Service Date.

(vii) If an individual is considered to be employed by CNG or an Affiliate pursuant to Section 414(n) of the Code, then he shall receive credit for Continuous Service pursuant to this Section 2.10 as if he were employed by the Company.

(viii) In the case of a person who is absent from employment for any period (1) by reason of the pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by the individual, or (4) for purposes of caring for such child for a period immediately following such birth or placement, Continuous Service shall be preserved for a period of twelve (12) months measured from the date which would otherwise constitute the Severance from Service Date; provided that such period shall not be counted as Continuous Service.

(c) Reinstatement of Service. Upon reemployment by the Company, the following rules shall apply:

(i) Prior to beginning of vesting:

(1) In the event a person who had not attained any vested interest under Section 9.03 on his Severance from Service Date is reemployed after a period of absence of less than a complete twelve (12) months or of lesser duration than his prior Continuous Service, he shall be reinstated in his prior Continuous Service.

(2) In the event a person who had not attained any such vested interest on his Severance from Service Date is reemployed after a period of absence of a complete twelve (12) months duration and of equal or greater duration than his prior Continuous Service, his prior Continuous Service shall be disregarded unless, effective January 1, 1985, his period of absence is less than five (5) years, in which case it shall not be disregarded.

(ii) After beginning of vesting: In the event a person who had attained any such vested interest on his Severance from Service Date is reemployed at any time, his Continuous Service shall be reinstated.

(d) The manner of determining Continuous Service hereunder shall be consistent with the manner of so doing under the Pension Plan, except that the special rule set forth therein relating to the counting of service for vesting purposes with G. Fox & Company (The May Company) shall not apply.

2.11 "Disability" or "Disabled" shall mean total and permanent disability within the meaning of the Pension Plan, and any final determination of disability under said Plan of a Participant who is also a member of said Plan shall be conclusive for purposes of this Plan and shall be binding upon the Company and the Participant. Disability shall be determined without regard to any applicable service requirement under the Pension Plan.

2.12 "Effective Date" shall mean the effective date of this restatement, which is January 1, 2000 unless otherwise indicated.

2.13 "Employee" shall mean any regular employee of the Company whose normal employment is for 20 or more Hours of Service per week and who is covered by a collective bargaining agreement between the Company and any union and which agreement provides for participation under this Plan.

Any employee of the Company who would not otherwise be considered to be a regular employee, and who is covered by a collective bargaining agreement between the Company and the union, shall nonetheless be considered an Employee as of his date of hire or rehire if he actually completes 1,000 Hours of Service in the 12 consecutive month period commencing with his date of hire or rehire, or as of the first day of any Plan Year commencing after such date during which he is employed on a regular basis or actually completes 1,000 Hours of Service.

The term "Employee" may in context include an inactive employee, terminated employee or employee in another job category not covered under this Plan who has otherwise met the eligibility requirements of this Plan and retains contingent rights to benefits hereunder.

2.14 "Fiscal Year" shall mean the fiscal year of CNG.

2.15 "Highly Compensated Employee" shall mean shall mean with respect to any Plan Year beginning on or after January 1, 1997, any individual who is a Highly Compensated active Employee or Highly Compensated former Employee.

(a) A Highly Compensated active Employee includes any Employee who performs service for the Company during the determination year and who, during the look-back year, received compensation (as defined in Section 414(q)(4) of the Code) from CNG and its Affiliates in excess of $80,000 (as adjusted pursuant to Section 415(d) of the Code) and, if CNG elects application for such look-back year by amending the Plan to provide that it has made such election, was a member of the top-paid group for such look-back year. The term Highly Compensated active Employee also includes Employees who are 5 percent owners (as defined in Section 416(i)(1) of the Code) of CNG or any Affiliate at any time during the look-back year or determination year.

(b) For this purpose, the determination year shall be the Plan Year. The look-back year shall be the prior Plan Year.

(c) A Highly Compensated former Employee includes any Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the Company during the determination year, and was a Highly Compensated active Employee as defined in the Plan for either the separation year or any determination year ending on or after the Employee's 55th birthday.

(d) The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

2.16 "Hour of Service" shall mean:

(a) Each hour for which an Employee is paid, directly or indirectly, or entitled to be paid by the Company:

(i) on account of services as an Employee;

(ii) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, provided that not more than 501 Hours of Service shall be credited under this clause (ii) for any single continuous period (whether or not such period occurs in a single computation period);

(iii) as a result of any award of back pay, without regard to mitigation of damages;

(b) Each hour which an Employee would have normally been scheduled to work during absence from service while in the Armed Services of the United States or, effective on or after December 12, 1994, qualified military service (as defined in Section 2.10(b)(iii)) and during such period as reemployment rights are protected by law, but only if such Employee returns to service with the Company within the time after discharge from the Armed Services or qualified military service as reemployment rights are so protected; and

(c) Each hour for which an individual employed by CNG or any of its Affiliates would have received credit for an Hour of Service under the preceding rules but for the fact that he was employed in a job category not included in the definition of Employee set forth in Section 2.13, and each hour for which an individual would have received credit for an Hour of Service under such rules but for the fact that, rather than being employed by the Company, he was an employee of an Affiliate which has not adopted the Plan. If an individual is considered to be employed by CNG or an Affiliate pursuant to Section 414(n) of the Code, then he shall also receive credit for Hours of Service pursuant to this Section 2.16 as if he were employed by CNG or an Affiliate, but he shall not be entitled to participate.

(d) Each hour shall be credited for the computation period for which earned or for which payment was made or awarded. No hour shall be credited more than once, and hours worked at premium pay rates shall be counted the same as regular time hours. In lieu of maintenance of actual Hours of Service records for all or any class of individuals entitled to Hours of Service credit hereunder, credit may be given for 45 Hours of Service for each week for which credit would be required for at least one Hour of Service under this Section. Any uncertainties regarding the crediting of hours shall be resolved in accordance with regulations of the U.S. Department of Labor (currently Section 2530.200b-2 et. seq.), where applicable, and in the absence of regulations, under uniform, non-discriminatory practices adopted by the Committee.

2.17 "Normal Retirement Date" of each Participant shall mean the first day of the calendar month next following the date he attains age 65.

2.18 "Participant" shall mean any eligible Employee who elects to make contributions under the Plan. If an Employee is eligible to participate but does not elect to have salary reduction contributions made on his behalf or to make employee after-tax contributions he shall nevertheless be considered to be a Participant who is reducing zero percent (0%) of his salary or contributing zero percent (0%) on an after-tax basis.

2.19 "Payroll Period" shall mean any period on account of which Compensation is paid to a Participant.

2.20 "Plan Year" shall mean the fiscal period on which the records of the Plan are maintained and shall be the twelve (12) month period ending with an Anniversary Date.

2.21 "Pension Plan" shall mean THE CONNECTICUT NATURAL GAS CORPORATION PENSION PLAN B, or THE CONNECTICUT NATURAL GAS CORPORATION RETIREMENT PLAN, depending on which Plan the union Employee is covered under.

2.22 "Trust" shall mean the Trust created by CNG for the purpose of receiving and investing contributions to the Plan and income and gain therefrom, and Trustee shall mean the trustee from time to time administering the Trust.

2.23 "Trust Fund" shall mean the assets of the Trust consisting of all contributions thereto and earnings and gains thereon, net of investment losses and net of expenses of the Trust not paid for by the Company, less amounts withdrawn by or distributed to Participants or their Beneficiaries.

2.24 "Change Date" shall mean January 1, April 1, July 1 and October 1 of each year.

2.25 "Valuation Date" shall mean the date as of which a Participant's Account is valued hereunder, as determined in accordance with the provisions of Section 8.

2.26 Whenever the context requires, the masculine gender herein shall include the feminine and the singular form shall include the plural.

Section 3

ELIGIBILITY AND PARTICIPATION

3.01 Each Employee shall be eligible to become a Participant hereunder on the last to occur of the following:

(a) when he has been employed by CNG or an Affiliate one year or more;

(b) when he has completed 1,000 or more Hours of Service during the twelve (12) months beginning on the day of his first Hour of Service, or if he does not complete 1,000 or more Hours of Service during such twelve (12) months, when he first completes 1,000 or more Hours of Service during any Plan Year beginning after the day he completes his first Hour of Service;

(c) when he attains the age of twenty-one (21) years; and

(d) when he becomes an Employee within the meaning of Section 2.13.

(e) On or after July 1, 1999, each Employee (as defined in Section 2.13) who has not previously met the service requirement for eligibility, as provided in Section 3.01(a) and (b) above, shall be eligible to make salary reduction (CODA) contributions and voluntary unmatched after-tax contributions within the limits prescribed under Section 4.01 of the Plan beginning with the last to occur of (1) the first Payroll Period beginning on or after July 1, 1999, or (2) the first Payroll Period beginning on or after the first day of the month following the Employee's date of employment as an Employee, or (3) the first Payroll Period beginning on or after the first day of the month following the Employee's attainment of age twenty-one (21). Such individuals shall also be eligible to make contributions by way of rollover or direct transfer in accordance with Section 4.11 hereof. The provisions of the Plan regarding elections and changes thereto applicable to Participants generally shall also apply to such individuals. However, notwithstanding anything to the contrary in Section 5 or elsewhere in the Plan, such Employees shall not be entitled to begin receiving allocations of matching contributions until the time they are otherwise entitled to participate in the Plan, determined in accordance with the provisions of this Section 3.01 (other than this Section 3.01(e)) and Section 3.04.

3.02 Active participation in the Plan shall cease when the Participant ceases to be an Employee. A rehired Employee who retains any Continuous Service from his prior period of employment shall be eligible to resume active participation hereunder on his date of rehire. Any other rehired Employee must again satisfy the requirements of Section 3.01.

3.03 An Employee who is eligible may elect to participate in the Plan by executing such authorization forms as shall be prescribed for that purpose by the Company. Such forms shall consist generally of a salary reduction agreement and a payroll deduction election to be executed and delivered to the Company (which shall inform the Committee of such authorization and any changes therein or suspensions thereof). The time or times within which an eligible Employee may elect to participate in the Plan shall be governed by the applicable Plan provisions relating thereto.

3.04 Unless otherwise provided by the Committee, participation in the Plan shall commence (a) prior to July 1, 2000, as of the first full Payroll Period of the month following the date upon which the Employee satisfies the requirements for eligibility, provided that the Company has received the notice referred to in Section 3.03 at least fifteen (15) days prior to the commencement of that Payroll Period or (b) on and after July 1, 2000, as of the first full Payroll Period practicable that begins on or after the beginning of the month following the date upon which the Employee who has satisfied the requirements for eligibility provides to the Company the notice referred to in Section 3.03. An Employee who does not elect to participate when first eligible may elect to participate (a) prior to July 1, 2000, as of the first full Payroll Period coincident with or next following any subsequent Change Date, provided that the Company has received the notice referred to in Section 3.03 at least fifteen (15) days prior thereto, or (b) on and after July 1, 2000, as of the beginning of the first full Payroll Period practicable after the Company has received the notice referred to in Section 3.03.

Section 4

SALARY REDUCTION AND EMPLOYEE CONTRIBUTIONS;
TESTING; ROLLOVER CONTRIBUTIONS

4.01 Each Participant shall, by salary reduction agreement and payroll deduction authorization, cause to be contributed to the Plan the amount that may be authorized by him in the manner provided for by Section 3.03. Unless otherwise permitted under rules prescribed by the Committee, the following limitations shall apply to such contributions:

(a) Contributions (referred to as "CODA" contributions or "salary reduction" contributions) may be made in whole percentage amounts of between 1% and 16% of a Participant's Compensation. However, Participants who are entitled to at least a 4 1/2% match under Section 5.01(b) shall be entitled to have CODA contributions made at the 4 1/2% level.

(b) Voluntary unmatched after-tax contributions are permitted in whole percentage amounts of between 1% and 10% of such Participant's Compensation. The maximum amount of voluntary unmatched after-tax contributions which may be made by payroll deduction on account of any calendar year shall be 10% of such Participant's Compensation for such Year, except that if the Company shall have in effect for the same Participants more than one employee retirement plan which is "qualified" under Section 401(a) of the Code, voluntary (unmatched) contributions by a Participant during any year to all such plans including this Plan shall not exceed ten percent (10%) of such Participant's Compensation for such Year.

(c) Subject to the limits under Section 415 of the Code, the maximum amount of such contributions which may be made on account of any calendar year shall be the sum of the amounts allowed under paragraphs (a) and (b).

(d) Any contribution amounts shall be set as a whole percentage of the Participant's Compensation; except that Participants who are eligible for at least a 4-1/2% of Compensation match shall be entitled to have CODA contributions made at the 4-1/2% level.

4.02 (a) The provisions of this Section 4.02(a) shall be applicable prior to July 1, 2000. A Participant may change the amounts of his authorized salary reduction and payroll deduction (within the limits specified in Section 4.01) as of the first full Payroll Period coincident with or following a Change Date, provided that the Company has received notice of such change at least fifteen (15) days prior to the applicable Change Date. Unless otherwise prescribed by the Committee, changes may be made on a quarterly basis as of the date specified in the preceding sentence. A change in both authorized salary reduction and payroll deduction amounts may be made at the same time. A Participant may suspend his salary reduction and payroll deduction authorization at any time, provided that at least fifteen (15) days prior written notice is given to the Company. Such suspension shall be effective as of the beginning of the first Payroll Period of the month coincident with or next following the expiration of the fifteen (15) day notice period. Unless otherwise provided by the Committee, a Participant who has suspended his contributions may re-enter the Plan as of the first day of the first full Payroll Period coincident with or next following a subsequent Change Date, provided that the suspension has been in effect for a period of at least three (3) months on that subsequent Change Date and the Company has received notice thereof at least fifteen (15) days prior to that subsequent Change Date.

(b) The provisions of this Section 4.02(b) shall be applicable on and after July 1, 2000. A Participant may change the amounts of his authorized salary reduction and payroll deduction (within the limits specified in Section 4.01) at any time by giving prior written notice to the Company. Such change shall be effective as of the beginning of the first Payroll Period practicable commencing after the Company has received notice of such change. A change in both authorized salary reduction and payroll deduction amounts may be made at the same time. A Participant may suspend his salary reduction and payroll deduction authorization at any time by giving prior written notice to the Company. Such suspension shall be effective as of the beginning of the first Payroll Period practicable commencing after the Company receives such notice. Unless otherwise provided by the Committee, a Participant who has suspended his contributions may re-enter the Plan at any time by giving prior written notice to the Company. Such re-entry shall be effective as of the beginning of the first Payroll Period practicable after the Company has received such notice.

4.03 Without becoming subject to the limitations of Section 4.02(a), a Participant may, by written notice to the Company, suspend or change the amount of his authorized salary reduction and payroll deduction for any period or periods during which

(a) he is on authorized leave of absence at less than full pay; or

(b) no contributions are made under the Plan by the Company. Any such suspension or change shall become effective with the beginning of the Payroll Period following receipt of such notice by the Company.

4.04 If a Participant remains an Employee but ceases to receive Compensation, his salary reduction and payroll deduction shall be automatically suspended.

4.05 Participant contributions to this Plan which (i) are not made pursuant to salary reduction agreement and (ii) are not matched by Employer contributions and (iii) otherwise conform to applicable Code requirements, (a) shall be treated as qualified voluntary employee contributions as contemplated by Code Section 219, and (b) shall not be included as voluntary (unmatched) contributions in applying the limitations of Section 4.01(b) on voluntary (unmatched) contributions. The Committee shall establish procedures (including time limits) consistent with applicable law whereby Participants may designate any part or all of such contributions made during a calendar year as not being qualified voluntary employee contributions. Once during each calendar year a Participant may make one contribution to the Plan, other than through payroll deduction, which contribution will be subject to the overall limitations of Section 4.01, will be treated as qualified voluntary employee contribution and will not in any event be subject to matching contribution by the Company. No contributions may be made to the Plan pursuant to this Section 4.05 after December 31, 1986.

4.05 In the event the total Company contributions (including salary reduction contributions and matching contributions) made for any Plan Year exceed fifteen percent (15%) of the total W-2 earnings of all Participants, or such lesser or greater percentage of total compensation paid to Participants during such Plan Year as may from time to time qualify for deduction from gross income under the provisions of the Code, then the Company shall arrange for a limitation on the amount of salary reduction contributions, or shall suspend such contributions entirely, in order that such limitation is not exceeded.

4.06 (a) No Participant shall be permitted to have Elective Deferrals made under this Plan, or any other qualified plan maintained by CNG or an Affiliate, during any taxable year of the Participant, in excess of the dollar limitation contained in Section 402(g) of the Code in effect at the beginning of such taxable year. This amount is $10,500 for 2000, and as indexed thereafter as provided in Section 402(g)(5) of the Code.

(b) A Participant may assign to this Plan any Excess Elective Deferrals made during a taxable year of the Participant by notifying the Committee on or before March 1 of the following taxable year of the amount of the Excess Elective Deferrals to be assigned to the Plan, and certifying such amounts are Excess Elective Deferrals. If a Participant has Excess Elective Deferrals under this Plan and other plans of CNG or an Affiliate, however, then the Participant shall be deemed to have made such designation. An Employee who has Excess Elective Deferrals for a taxable year may receive a corrective distribution of Excess Elective Deferrals during the same year, provided that the corrective distribution is made after the date on which the Plan received the Excess Elective Deferral, and the Plan designates the distribution as a distribution of Excess Elective Deferrals.

(c) Notwithstanding any other provision of the Plan, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant to whose account Excess Elective Deferrals were assigned for the preceding year and who claims Excess Elective Deferrals for such taxable year, or on whose behalf Excess Elective Deferrals are deemed to have been claimed.

(d) Definitions:

(1) "Elective Deferrals" shall mean any Company contributions made to the Plan at the election of the Participant, in lieu of cash compensation, and shall include contributions made pursuant to a wage or salary reduction agreement or other deferral mechanism. With respect to any taxable year, a Participant's Elective Deferral is the sum of all Company or Affiliate contributions made on behalf of such Participant pursuant to an election to defer under any qualified CODA as described in Section 401(k) of the Code, any simplified employee pension cash or deferred arrangement as described in Section 402(h)(1)(B), any plan as described under Section 501(c)(18), and any employer contributions made on the behalf of a Participant for the purchase of an annuity contract under Section 403(b) pursuant to a salary reduction agreement.

(2) "Excess Elective Deferrals" shall mean those Elective Deferrals that are includible in a Participant's gross income under Section 402(g) of the Code to the extent such Participant's Elective Deferrals for a taxable year exceed the dollar limitation under such Code Section.

(e) Determination of income or loss: Excess Elective Deferrals shall be adjusted for any income or loss for the taxable year. The income or loss allocable to Excess Elective Deferrals under this Plan is the income or loss allocable to the Participant's Pre-Tax Account for the taxable year multiplied by a fraction, the numerator of which is such Participant's Excess Elective Deferrals under this Plan for the year and the denominator is the Participant's Pre-Tax Account without regard to any income or loss occurring during such taxable year.

4.07 (a) The Actual Deferral Percentage (hereinafter "ADP") for Participants who are Highly Compensated Employees for each Plan Year beginning on or after January 1, 1997 must satisfy one of the following tests:

(1) The ADP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for the next preceding Plan Year for Participants who are Non-highly Compensated Employees for such next preceding Plan Year multiplied by 1.25; or

(2) The ADP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for the next preceding Plan Year for Participants who are Non-highly Compensated Employees for such next preceding Plan Year multiplied by 2.0, provided that the ADP for Participants who are Highly Compensated Employees for the Plan Year does not exceed the ADP for the next preceding Plan Year for Participants who are Non-highly Compensated Employees for such next preceding Plan Year by more than two (2) percentage points.

(b) Special Rules:

(1) The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have salary reduction contributions allocated to his accounts under two or more arrangements described in Section 401(k) of the Code that are maintained by CNG or an Affiliate, shall be determined as if such contributions were made under a single arrangement. If a Highly Compensated Employee participates in two or more such cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under regulations under Section 401(k) of the Code.

(2) In the event that this Plan satisfies the requirements of Sections 401(k), 401(a) (4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the ADP of employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(k) of the Code only if they have the same Plan Year.

(3) For purposes of applying the ADP test for any Plan Year, CNG may elect, by amending the Plan to provide that it has made such election, to use the ADP for the Plan Year for Non-highly Compensated Employees for the Plan Year rather than the ADP for the next preceding Plan Year for Non-highly Compensated Employees for such next preceding Plan Year, but if such an election is made, it may not be changed except to the extent provided in applicable governmental regulations, rulings or announcements. In accordance with the preceding sentence, CNG hereby elects to use the ADP for the Plan Year for Non-highly Compensated Employees for the Plan Year for purposes of applying the ADP test for Plan Years commencing on or after January 1, 1997, and the Plan is hereby amended to so provide.

(4) For purposes of determining the ADP test, salary reduction contributions must be made before the last day of the twelve-month period immediately following the Plan Year to which contributions relate.

(5) The Company shall maintain records sufficient to demonstrate satisfaction of the ADP test.

(6) The determination and treatment of the ADP amounts of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(c) "Actual Deferral Percentage" shall mean, for a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (1) the amount of Company contributions actually paid over to the trust on behalf of such Participant for the Plan Year to (2) the Participant's compensation for such Plan Year. Company contributions on behalf of any Participant shall include: (1) any Elective Deferrals made pursuant to the Participant's salary reduction election, including Excess Elective Deferrals of Highly Compensated Employees, but excluding (a) Excess Elective Deferrals of Non-highly Compensated Employees that arise solely from Elective Deferrals made under the Plan or plans of CNG or its Affiliates and (b) Elective Deferrals that are taken into account in any applicable Average Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals).

(d) Notwithstanding any other provisions of this Plan, Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose Accounts such Excess Contributions were allocated for the preceding Plan Year. If such excess amounts are distributed more than 2-1/2 months after the last day of the Plan Year in which such excess amounts arose, a ten (10) percent excise tax will be imposed on the Company with respect to such amounts. Such distributions shall be made to Highly Compensated Employees on the basis of the respective portions of the Excess Contributions attributable to each of such employees. The respective portions of the Excess Contributions for a Plan Year attributable to each Highly Compensated Employee shall be determined by allocating the Excess Contributions for the Plan Year to Highly Compensated Employees beginning with the Highly Compensated Employees with the highest amount of Company contributions taken into account in computing the ADP for the Plan Year and continuing in descending order until the aggregate amount of Excess Contributions has been fully allocated.

(e) Determination of Income or Loss: Excess Contributions shall be adjusted for any income or loss for the Plan Year. The income or loss allocable to Excess Contributions is the income or loss allocable to the Participant's Pre-Tax Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant's Excess Contributions for the year and the denominator is the Participant's Pre-Tax Account without regard to any income or loss occurring during such Plan Year.

(f) Accounting for Excess Contributions: Excess Contributions shall be distributed from the Participant's Pre-Tax Account for the Plan Year.

(g) "Excess Contributions" shall mean, with respect to any Plan Year, the excess of:

(1) The aggregate amount of Company contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over

(2) The maximum amount of such contributions permitted by the ADP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages, until such test is met).

(h) This Section 4.08 is effective for Plan Years beginning on or after January 1, 1997. The Committee may apply this Section separately with respect to separate bargaining units or may combine such bargaining units for testing purposes to the extent permitted by law, and may also apply this Section separately in respect of any Participants or unit of Participants who have not met the service requirement for eligibility as provided in Sections 3.01(a) and (b). Any combination of units must be determined on a basis which is reasonable and reasonably consistent from year to year.

4.08 No provisions have been included relating to the satisfaction of the requirements of Section 401(m) of the Code (relating to employee and matching contributions) since the Plan is maintained pursuant to one or more collective bargaining agreements

4.9 (a) If during the course of the Plan Year the Company determines that the ADP test may not be met, the Company may take appropriate action by limiting salary reduction contributions by Highly Compensated Employees in order that the Plan meet one of the percentage tests described earlier.

(b) In performing the ADP test, the Committee may elect to (1) take into account compensation while the individual is an eligible Participant in the Plan for the relevant Plan Year, and (2) use any definition of compensation that satisfies Section 414(s) of the Code; provided that all Participants are treated on a uniform basis for the relevant Plan Year.

4.10 Effective January 1, 1993, a Participant may contribute to the Plan, or have transferred directly on his behalf from another qualified plan, cash amounts which constitute an "eligible rollover distribution" as defined in Section 402(c)(4) of the Code. In the case of amounts which the Participant contributes by way of rollover, such amount must be received by the Trustee within sixty (60) days of the Participant's receipt of the distribution. Only cash may be rolled over or transferred directly, and no property transfers will be accepted. In no event shall the portion of any distribution that represents the return of after-tax contributions be transferred or rolled over.

Section 5

MATCHING CONTRIBUTIONS BY THE COMPANY

5.01 Except as provided in Section 3.01(e), the Company shall contribute for the benefit of each Participant an amount equal to the lesser of (A) his CODA contributions and (B) whichever of the following amounts is applicable:

(a) four and one-half percent (4 1/2%) of the Participant's Compensation during the Payroll Period in the case of a Participant who as of the preceding Change Date had either (i) attained the age of forty-five (45) years or (ii) completed twenty (20) years of Continuous Service;

(b) three percent (3%) of the Participant's Compensation during the Payroll Period in the case of a Participant who as of the preceding Change Date had either (i) attained the age of thirty-five (35) years or (ii) completed ten (10) years of Continuous Service; or

(c) two percent (2%) of the Participant's Compensation during the Payroll Period with respect to all other Participants.

(d) Such contributions need not be made out of net operating profits; the Plan is intended to be a discretionary profit sharing plan in accordance with Section 401(a) (27) of the Code, and is not intended to be a plan subject to the funding requirements of Section 412 of the Code.

(e) The provisions of this Section 5.01, applied with respect to Participants represented by the Utility Workers Union of America Local 380 (Greenwich Union), effective July 1, 1998; provided, however, that any Participant in the Plan who is represented by the Greenwich Union as of that date and who, as of the preceding Change Date, April 1, 1998, had either (i) attained the age of fifty (50) years or (ii) completed thirty (30) years of Continuous Service, shall continue to be entitled to a matching contribution of up to six percent (6%) of the Participant's Compensation during the Payroll Period, or the amount of his CODA contributions for the Payroll Period, if less.

(f) It is the intent of the Company, and the Plan is so interpreted, so as to not penalize Participants whose salary reduction (CODA) contributions are required to cease as a result of the limitation under Section 402(g) of the Code (currently $10,500); and accordingly, matching contributions shall continue for such Participants for the balance of the year as determined by the Committee at the rate of match applicable to such Participant in order that the Participant not be penalized by the timing of such salary reduction (CODA) contributions.

5.02 The portion of any Participant's Company Matching Account (as defined in Section 8) which is forfeited because of termination of employment before full vesting as provided for in Section 9 shall be regarded as a contribution by the Company and applied as a credit against the next succeeding contribution or contributions of the Company under Section 5.01.

Section 6

LIMITATION ON CONTRIBUTIONS

6.01 If the Participant does not participate in, and has never participated in another qualified plan maintained by the Company or a welfare benefit fund, as defined in Section 419(e) of the Code maintained by the Company, or an individual medical account, as defined in Section 415(1) (2) of the Code, maintained by the Company, which provides an Annual Addition, the amount of Annual Additions which may be credited to a Participant's Account for any Limitation Year shall not exceed the lesser of the Maximum Permissible Amount or any other limitation in this Plan. If the Company contribution that would otherwise be contributed or allocated to the Participant's Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that Annual Additions for the Limitation Year will equal the Maximum Permissible Amount. The Committee may suspend or reduce salary reduction and/or payroll deduction contributions in order to satisfy such limitations.

6.03 Prior to determining the Participant's actual Compensation for the Limitation Year, the Company may determine the Maximum Permissible Amount on the basis of a reasonable estimation of the Participant's annual Compensation for the Limitation Year, uniformly determined for all Participants similarly situated.

6.04 As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant's actual Compensation for the Limitation Year.

6.05 If, pursuant to Section 6.03 or as a result of allocation of forfeitures, there is an Excess Amount with respect to a Participant for the Limitation Year, such Excess Amount will be disposed of as follows:

(a) Any voluntary after-tax contributions, to the extent they would reduce the Excess Amount, will be returned to the Participant, and if an Excess Amount still exists, any salary reduction contributions, to the extent they would reduce the Excess Amount, will be distributed Participant.

(b) If after the application of paragraph (a) an Excess Amount still exists, and the Participant is covered by the Plan at the end of the Limitation Year, the Excess Amount in the Participant's Account will be used to reduce Company contributions (including any allocation of forfeitures) for such Participant in the next Limitation Year, and each succeeding Limitation Year if necessary.

(c) If after the application of paragraph (a) an Excess Amount still exists, and any Participant is not covered by the Plan at the end of a Limitation Year, the Excess Amount will be held unallocated in a suspense account. The suspense account will be applied to reduce future Company contributions (including allocation of any forfeitures) for all remaining Participants in the next Limitation Year, and each succeeding Limitation Year, if necessary.

(d) If a suspense account is in existence at any time during a Limitation Year pursuant to this Section, it will participate in the allocation of the Trust's investment gains or losses. If a suspense account is in existence at any time during a particular Limitation Year, all amounts in the suspense account must be allocated and reallocated to Participants' Accounts before any Employer or Employee contributions may be made to the Plan for that Limitation Year. Except as provided in paragraph (a) above, Excess Amounts may not be distributed to Participants or former Participants.

6.06 This Section applies if, in addition to this Plan, the Participant is covered under another qualified defined contribution plan maintained by the Company, a welfare benefit fund, as defined in Section 419(e) of the Code maintained by the Company, or an individual medical account, as defined in Section 415(l)(2) of the Code, maintained by the Company, which provides an Annual Addition, during any such Limitation Year. The Annual Additions which may be credited to a Participant's Account under this Plan for any such Limitation Year will not exceed the Maximum Permissible Amount, reduced by the Annual Additions credited to a Participant's Account under such other plans and welfare benefit funds for the same Limitation Year. If the Annual Additions with respect to the Participant under other defined contribution plans and welfare benefit funds maintained by the Company are less than the Maximum Permissible Amount and the Company contribution that would otherwise be contributed or allocated to the Participant's Account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other defined contribution plans and welfare benefit funds in the aggregate are equal to or greater than the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant's Account under this Plan for the Limitation Year.

6.07 Prior to determining the Participant's actual Compensation for the Limitation Year, the Company may determine the Maximum Permissible Amount in the manner described in Section 6.02.

6.08 As soon as administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant's actual Compensation for the Limitation Year.

6.09 If, pursuant to Section 6.07 or as a result of the allocation of forfeitures, a Participant's Annual Additions under this Plan and such other plans result in an Excess Amount, the Excess Amount will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a welfare benefit fund or individual medical account will be deemed to have been allocated first regardless of the actual allocation date.

6.010 If any Excess Amount was allocated to a Participant on an allocation date of this Plan which coincides with an allocation date of another Plan, the Excess Amount attributed to this Plan will be the product of:

(a) the total Excess Amount allocated as of such date, times

(b) the ratio of (i) the Annual Additions allocated to the Participant for the Limitation Year as of the date under this Plan, to (ii) the total Annual Additions allocated to the Participant for the Limitation Year as of such date under this and all the other qualified defined contribution plans.

6.11 Any Excess Amount attributed to this Plan under Section 6.09 will be disposed in the manner described in Section 6.04.

6.12 For purposes of this Section 6, the following definitions shall apply:

(a) Annual Additions: The sum of the following amounts credited to a Participant's Account for the Limitation Year:

(1) Company contributions (including without limitation salary reduction contributions);

(2) forfeitures; and

(3) voluntary after-tax contributions.

For this purpose, any Excess Amount applied under Section 6.04 in the Limitation Year to reduce Company contributions will be considered Annual Additions for such Limitation Year. Amounts allocated, after March 31, 1984, to an individual medical account, as defined in Section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the Company, are treated as Annual Additions to a defined contribution plan. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company, are treated as Annual Additions to a defined contribution plan.

(b) Company: For purposes of this Section 6, Company shall mean the Company that adopts this Plan, and all members of a controlled group of corporations (as defined in section 414(b) as modified by section 415(h) of the Code), all commonly controlled trades or businesses (as defined in Section 414(c) as modified by 415(h) of the Code), or all members of an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a part, and any other entity required to be aggregated with the Company pursuant to the regulations under Section 414(0) of the Code.

(c) Compensation: A Participant's wages as defined in Section 3401(a) of the Code and all other payments of compensation to an Employee by the Company (in the course of the Company's trade or business) for which the Company is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the service performed (such as the exception for agricultural labor in Section 3401(a)(2)).

For purposes of applying the Limitations of this Section 6, Compensation for a Limitation Year is the Compensation actually paid or includible in gross income during such year. Effective on and after January 1, 1998, Compensation shall be adjusted to include amounts specified in Section 415(c)(3)(D) of the Code.

(d) Excess Amount: The excess of the Participant's Annual Additions for the Limitation Year over the Maximum Permissible Amount.

(e) Limitation Year: The Plan Year.

(f) Maximum Permissible Amount: The Maximum Annual Addition that may be contributed or allocated to a Participant's Account under the Plan for any Limitation Year shall not exceed the lesser of (1) $30,000 (or, effective for Limitation Years beginning prior to January 1, 1995, if greater, one-fourth of the defined benefit dollar limitation set forth in Section 415(b)(1) of the Code), or (2) twenty-five percent (25%) of the Participant's Compensation (as defined in Section 6.11(c) hereof) for the Limitation Year. The Compensation limitation referred to in (2) shall not apply to any contribution for medical benefits (within the meaning of Section 401(h) or Section 419A(f) (2) of the Code) which is otherwise treated as an Annual Addition under Section 415(1) (1) or Section 419A(d) (2) of the Code. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive month period, the Maximum Permissible Amount will not exceed the defined contribution dollar limitation set forth in (1) multiplied by the following fraction: number of months in short Limitation Year divided by 12.

Section 7

INVESTMENT OF CONTRIBUTIONS

7.01 The Company shall pay over to the Trustee at least monthly the amount of the total salary reductions and payroll deductions withheld by the Company during such month, together with the corresponding contributions to be made by the Company, but in no event shall such amounts be paid over to the Trustee later than the 15th business day after the end of such month. At its option, the Company may, in lieu of cash, deliver to the Trustee on account of any contribution payable by it hereunder, or any portion thereof, shares of Common Stock, such shares to be applied against such contribution at an amount equal to their market value at the time of delivery, such market value to be determined by taking the mean between the high and low trading price of the stock on the New York Stock Exchange for the next preceding trading day.

7.02 Participants (including terminated Participants, retirees and Beneficiaries with Account balances under the Plan) may direct the Trustee as to the investment of the following Accounts from among the investment options provided under the Plan: (1) Pre-Tax Account; (2) Employee After-Tax Contribution Account; (3) IRA Account; and (4) Rollover Account. The investment options under the Plan are a Common Stock Fund and such additional funds as the Committee agrees to offer for investment under the Plan. The underlying investment for each such additional fund shall be a mutual fund or other pooled investment fund, and at least four (4) such funds shall be offered. Separate investment elections may be chosen for existing Account balances (sources of money) and future contributions, although a single investment election shall apply with respect to all existing investment fund Account balances for which investment directions are permitted and a single investment election shall apply with respect to all future contributions for which investment elections are permitted. Investment elections shall be made in increments of 5%. Changes in the investment elections for existing Account balances and for future contributions are permitted at any time. Any changes in the investment elections may be made on a daily basis (any business day), subject to any restrictions imposed by the Trustee on the movement between funds or timing thereof. Common Stock investments shall be made by purchase by the Trustee, in the open market or otherwise, at not more than market price at the time of purchase, of shares of such stock, and dividends and other increments thereon will be likewise invested.

7.03 (a) Each Participant (including a terminated Participant, retiree or Beneficiary with an Account balance under the Plan) shall be entitled to direct the Trustee as to the manner in which any shares of Common Stock allocated to his Account (including any fractional shares) are to be voted, tendered in the case of a tender offer, or converted in the case of a conversion election, in accordance with the rules and procedures set forth in the Trust Agreement

7.04 (a) Participants (including terminated Participants, retirees and Beneficiaries with Account balances under the Plan) shall be entitled to direct the investment of their Company Matching Accounts. The investment options available with respect to the Company Matching Account shall include Common Stock and the same other investments available to Participants with respect to other contributions under the Plan for which investment direction is available. Participants shall have the option of reallocating the investment of the Company Matching Account at any time, at the same time as the option is exercised and subject to the same rules with respect to the other existing Accounts under the Plan for which the Participant has the ability to direct investments (i.e., the Pre-Tax Account, the Employee After-Tax Contribution Account, the IRA Account and the Rollover Account) . However, the Participant may elect separate investment allocation percentages for the Company Matching Account and for such other Accounts. All investment elections shall be in increments of 5%. Unless the Participant affirmatively elects otherwise as part of an election change with respect to existing Account balances, or except as otherwise provided in the Plan, his Company Matching Account shall continue to be invested in Common Stock.

(b) Participants (including terminated Participants, retirees and Beneficiaries with Account balances under the Plan) shall be entitled to direct the investment of their Paysop Transfer Account subject to the same rules regarding direction of investment of Company Matching Accounts described in Section 7.04(a). However, the Participant may elect separate investment allocation percentages for the Paysop Transfer Account and for the Company Matching Account. Amounts in a Participant's Paysop Transfer Account shall continue to be invested in Common Stock unless the Participant affirmatively elects otherwise as part of an election change with respect to existing Account balances, or except as otherwise provided in the Plan.

(c) The Committee is authorized to adopt administrative rules and procedures to effectuate the intent of the provisions of this Section 7.04, including, without limitation, reasonable estimation of shares to be transferred and allocated, rounding of share amounts, and the like.

(d) It is recognized that sales of Common Stock in order to effectuate investment directions shall be done as soon as is reasonably practicable by the Trustee, based upon market conditions and similar considerations.

(e) Future matching contributions made to the Plan will be accounted for under the Company Matching Account. Such future matching contributions shall be invested in Common Stock unless the Participant affirmatively elects otherwise (as part of and subject to the same rules as the Participant's election change with respect to future contributions) or except as otherwise provided in the Plan. Unless otherwise prescribed by the Committee, any such affirmative election to direct that future matching contributions be invested other than in Common Stock shall apply to all future matching contributions and shall pattern the Participant's election with respect to future contributions to other Accounts under the Plan, e.g., to the Pre-Tax Account.

Section 8

ACCOUNTS AND PARTICIPANTS

8.01 The Committee shall cause the unsegregated Account of each Participant to be separated into separate unsegregated subaccounts, as follows:

(a) The Company Matching Account containing all amounts contributed as matching contributions and earnings thereon;

(b) The Pre-Tax Account containing all salary reduction contributions made on behalf of the Participant and earnings thereon;

(c) The Employee After-Tax Contribution Account containing after-tax payroll deduction contributions made by the Participant and earnings thereon;

(d) The IRA Account containing contributions made pursuant to Section 4.05 and earnings thereon;

(e) The Rollover Account containing any rollover or direct transfer amounts added under Section 4.12 and earnings thereon; and

(f) The Paysop Transfer Account, as described below in Section 8.06.

8.02 Except as otherwise provided in Section 12.08, dividends on shares of Common Stock shall be used to purchase additional shares of Common Stock for the Account of the Participant so invested. The Account of Plan Participants (including terminated Participants, retirees and Beneficiaries with Account balances under the Plan) shall increase or decrease in value based upon the performance of the various investment options and the allocation of such Accounts among such investment alternatives.

8.03 Valuations of a Participant's Account shall be performed on a daily basis (as of a business day). The Committee shall require the Trustee to provide accounts of its transactions under the Trust Agreement on a quarterly basis.

8.04 For purposes of this Section, a Participant shall be continued to be treated as such, even after his employment has terminated, until final valuation of his Account is made as provided for in Section 10.

8.05 The Committee may keep such additional accounts or subaccounts as it deems necessary or proper to accomplish the purposes of this Plan.

8.06 An additional Account shall be established for a Plan Participant which represents amounts attributable to shares (and fractions thereof) of common stock which were transferred to the Trustee hereunder in connection with the termination of the Connecticut Natural Gas Corporation Tax Credit Stock Ownership Plan. Such account shall be referred to herein as the Participant's "Paysop Transfer Account." The amounts in a Participant's Paysop Transfer Account shall remain invested in Common Stock unless the Participant directs otherwise as provided in the Plan. Dividends payable in Common Stock shall be used to purchase additional shares of Common Stock, except as otherwise provided in the Plan. The Plan Participant shall have a 100% vested interest in such Paysop Transfer Account. The provisions of Section 7.03, regarding voting of Common Stock, shall also apply to this Account. The payment of benefits from said Account shall generally be governed by the rules respecting distributions from the Plan. However, the following special rules shall apply:

(a) Each Participant shall be permitted to elect to receive a distribution of all or a portion of his Paysop Transfer Account once annually at any time during the Plan Year. The Plan shall then distribute to the Participant the portion of his Paysop Transfer Account which is covered by the election, as soon as practicable following such election.

(b) If a Participant separates from service for any reason, then distribution of the Participant's Paysop Transfer Account balance will begin not later than one (1) year after the close of the Plan Year in which the event occurs, unless the Participant otherwise elects. Furthermore, distributions from a Participant's Paysop Transfer Account shall be made in substantially equal annual installments over a period of five (5) years, unless the Participant elects to receive the distribution in a lump sum. Payments shall be made in whole shares of Common Stock and any fractional shares shall be paid in cash. In no event shall such distribution period exceed the period permitted under Section 401(a)(9) of the Code.

Section 9

VESTING OF INTERESTS

9.01 A Participant shall always have a fully vested interest in his Pre-Tax Account, Employee After-Tax Contributions Account, IRA Account, Rollover Account, and Paysop Transfer Account.

9.02 Upon total or partial termination of the Plan, or complete discontinuance of contributions under the Plan by the Company, an affected Participant's interest in his Company Matching Account shall become fully vested. Any Participant who dies, becomes Disabled or reaches his 65th birthday while a Participant in the employment of CNG or an Affiliate shall likewise have a fully vested interest in such Account.

9.03 Except as provided in Section 9.02, each Participant shall have a vested interest in his Company Matching Account equal to 20% thereof for each full year of Continuous Service determined under Section 2.10, so that a Participant shall be fully vested in such Account after five (5) full years of Continuous Service. Notwithstanding the foregoing, effective as of the date of a Change of Control, as defined in Section 2.05A, each Participant who is employed by CNG or any of its parent, subsidiaries or other affiliates (e.g., The Energy Network, Inc.) or any successor thereto on or after the effective date of such Change of Control shall have a fully vested interest in his Company Matching Account without regard to the number of years of Continuous Service completed .

Effective immediately prior to the effective time of the consummation of the merger of CTG Resources, Inc. with and into Oak Merger Co. pursuant to the Agreement and Plan of Merger, dated as of June 29, 1999, by and among CTG Resources, Inc., Energy East Corporation and Oak Merger Co., the last sentence of the preceding paragraph shall be revised automatically and without further action to read as follows:

Notwithstanding the foregoing, effective as of the date of a Change of Control, as defined in Section 2.05A, each Participant who both is employed by CNG or any of its parent, subsidiaries or other affiliates (e.g., The Energy Network, Inc.) and is a Participant immediately prior to the effective time of the consummation of the merger of CTG Resources, Inc. with and into Oak Merger Co. pursuant to the Agreement and Plan of Merger, dated as of June 29, 1999, by and among CTG Resources, Inc., Energy East Corporation and Oak Merger Co., shall have a fully vested interest in his Company Matching Account without regard to the number of years of Continuous Service completed.

9.04 If a former Participant whose employment terminated is readmitted to the Plan, his vested percentage in amounts credited to his Company Matching Account for Plan Years subsequent to his readmission shall be based on Continuous Service determined under Section 2.10.

Section 10

DISTRIBUTION OF ACCOUNTS

10.01 (a) Upon the termination of the Participant's employment with CNG and its Affiliates as the result of (i) his retirement on or after his Normal Retirement Date or Early Retirement Date, (ii) his death, or (iii) his Disability, his Account shall be paid to the Participant or his Beneficiary in a lump sum. As used herein, a Participant shall meet the requirements for an Early Retirement Date if he had attained age 55 and completed at least ten (10) years of Continuous Service.

(b) Payment shall be made to a retired Participant as soon as practicable following (i) the date of termination of employment or (ii) a later date if the Participant has made the election to defer distribution provided for in Section 10.01(d).

(c) Payment shall be made to a Disabled Participant as soon as practicable following (i) the date on which the Participant is found to be Disabled, or (ii) a later date if he has made the election provided for in Section 10.01(e).

(d) In the case of termination by retirement, a Participant may, at any time before his Account becomes distributable, elect to defer payment of his Account until a future date by filing written notice of such election with the Committee on the form prescribed by the Committee, and if a Participant has not attained his Normal Retirement Date, payment shall be deferred until his Normal Retirement Date unless he elects otherwise. The Participant need not at that time identify the date upon which payment is to be made, and may at a future date notify the Committee of his intention to receive such payment. Payment must in any event be made by April 1 of the calendar year following the year in which the Participant attains age 70-1/2 or, if later, terminates his employment with CNG and its Affiliates. Furthermore, notwithstanding the foregoing, distribution shall in any event be made or commence by April 1 of the calendar year following the calendar year in which a Participant attains age 70-1/2, if he is then still employed and he (i) attained age 70-1/2 prior to January 1, 2001 or (ii) is a 5% owner (as defined in Section 416 of the Code), and shall be made in accordance with Treasury Department Regulations over a period not extending beyond his actuarial life expectancy (with recalculation permitted on an annual basis, and with life expectancy determined in accordance with Section 1.72-9 of IRS regulations). Clause (i) of the preceding sentence shall not apply if the Participant attained age 70-1/2 prior to January 1, 1988; and installment distributions shall not be permitted except as provided in the preceding sentence. Any such installment distributions shall terminate at the time of the Participant's termination of employment, at which time the provisions of Section 10.01(a) shall be applicable. All Plan distributions shall comply with Section 401(a) (9) of the Code, including the minimum distribution incidental benefit rule.

(e) In the event of termination as the result of the Disability of the Participant, the Participant may defer payment of his Account until a future date not later than his Normal Retirement Date, if the value of his Account exceeds $5,000, and payment shall be deferred until his Normal Retirement Date unless he elects otherwise. The Participant need not at that time identify the date upon which payment is to be made, and may at a future date notify the Committee of his intention to receive such payment, which shall in any event be made by the time he attains his Normal Retirement Date.

(f) A retiree shall be entitled to receive his Company Matching Account at a time different than the time for distribution of his other Accounts.

(g) All payments upon the death of a Participant shall be payable as a lump sum as soon as practicable following the Participant's death and in no event later than five years following the Participant's death.

10.02 (a) If the employment of a Participant is terminated for any reason other than a reason specified in Section 10.01, and if the Participant's vested Account exceeds $5,000, then the terminated Participant may defer the payment of the vested portion of his Account until any future date not later than his Normal Retirement Date. If such vested Account exceeds $5,000, no distribution may be made prior to the Participant's Normal Retirement Date without his consent.

(b) If the vested Account does not exceed $5,000, the then vested portion of his Account shall be paid as soon as practicable following the date of termination (or January 1, 2000 if he terminated prior to January 1, 2000). If the Participant's Account exceeds $5,000, it may be paid at that time but shall not be paid until his Normal Retirement Date without his consent.

(c) If a payment is made to a Participant prior to the time the Participant incurs a five year Period of Severance, under the authority of Section 10.02(b), of less than the entire balance of the Participant's Account, and such Participant is less than 100% vested at the time of such payment, the remaining portion of the Participant's Account shall be maintained as a separate account until such Participant incurs a five year Period of Severance. If the Participant returns to the service of CNG or an Affiliate before he has incurred a five year Period of Severance, the following formula shall be used to determine his vested portion in such separate account:

(Fo-F)
X=(AB)---------
   Fo

Where X is the vested portion, AB is the separate account balance at the time the determination is being made, Fo is the non-vested percentage at the time of distribution and F is the non-vested percentage at the time the determination is being made. In each case the non-vested percentage is 100% less the vested percentage.

(d) In the event that an ex-Participant resumes participation in the Plan following a five year Period of Severance at a time at which his Account was more than 0% and less than 100% vested, if the vested portion was not distributed to him prior to resumption of participation, it shall thereafter be held in a separate subaccount within his Account so that his vested share of subsequent contributions to his Account can be determined.

(e) The nonvested portion of such Participant's Account shall be held therein until such Participant has incurred a Period of Severance as defined in Section 2.10 of five years, whereupon it shall be forfeited and applied in accordance with Section 5.02. If such Participant returns to the employ of CNG or any Affiliate prior to a five year Period of Severance, no forfeiture shall occur.

10.03 (a) Payments out of all Accounts under the Plan shall be made in shares of Common Stock or cash, depending on the manner in which such amounts are invested. A Participant or Beneficiary may elect, however, to have such amounts converted to cash or Common Stock, at market value, prior to such payment. Any such election must be made prior to the date for which distribution is to be made.

(b) The Committee in its discretion may adopt non-discriminatory policies, uniformly applied, which provide for the crediting of dividends on Common Stock earned prior to the distribution date to the Participant entitled to the distribution of such Common Stock, and such dividends may similarly be used to purchase additional shares of Common Stock to be distributed.

(c) The amount of a distribution to a Plan Participant shall be based upon his Account as of the date of distribution.

10.04 Anything herein to the contrary notwithstanding, unless the Participant otherwise elects, payment of benefits to him under the Plan will begin not later than the 60th day after the close of the Plan Year in which occurs the last to occur of

(a) the date on which such Participant attains age 65;

(b) the tenth anniversary of the year in which such Participant commenced participation in the Plan; and

(c) the date of termination of such Participant's employment.

If the amount of the payment required to begin on the day above stated cannot be ascertained by such day, a payment retroactive to such day may be made no later than sixty (60) days after the earliest date on which the amount of such payment can be ascertained under the Plan.

10.05 In the event that the Company adopts an amendment to the Plan which revises the vesting schedule, the following rules shall apply:

(a) the vested amount of a Participant's Account, determined as of the later of (1) the date such amendment is adopted or (2) the date it becomes effective, shall not be reduced thereby; and

(b) each Participant as of the later of such dates who has at least three (3) years of Continuous Service and whose vested percentage is or may be reduced by such amendment may elect to have his vested percentage determined under the prior vesting schedule. Any such election must be made by the last to occur of (1) the date which is sixty (60) days after the day the amendment is adopted, (2) the date which is sixty (60) days after the day the amendment becomes effective, or (3) the date which is sixty (60) days after the date the Participant is given written notice of the amendment by the Company or Committee.

10.06 Distributions from the Paysop Transfer Account are governed by Section 8.06 hereof.

10.07 (a) If the value of a Participant's Account exceeds $5,000, the Participant must consent to any distribution of such Account prior to his Normal Retirement Date. The consent of the Participant shall be obtained within the 90-day period ending on the first day of the first period for which an amount is paid under the Plan. The Committee shall notify the Participant of such right to defer any distribution. Such notification shall be provided not less than 30 days and no more than 90 days prior to the date benefits are to be paid.

(b) Distributions may occur less than 30 days after the notice is given, provided that:

(1) The Committee informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution, and

(2) the Participant, after receiving the notice, affirmatively elects a distribution.

Section 11

WITHDRAWAL BY A PARTICIPANT

11.01 A Participant may, prior to termination of employment, elect to withdraw a portion or all of his Employee After-Tax Contribution Account and/or his IRA Account at any time during the calendar year; provided that only one withdrawal may be made under this Section 11.01 in any calendar year. Elections to make withdrawals shall be made in writing, on the form prescribed by the Committee, and shall be filed with the Committee within such time period prior to the date on which such withdrawal is to be made as the Committee may prescribe. Upon the filing of the election with the Committee, the Committee shall forthwith notify the Trustee of the Participant's intent to withdraw. The Committee shall instruct the Trustee to make payment of the amount of the withdrawal as soon as practicable after the date as of which it is to be effective. The Committee shall prescribe and adhere to non-discriminatory rules to implement the provisions of this Section 11.01.

11.02 (a) Upon application of a Participant, the Committee may authorize distribution by the Trustee of any part or all of the total amount of contributions to a Participant's Pre-Tax Account (but in no event earnings on such contributions earned after December 31, 1988) as soon as practicable thereafter if in the opinion of the Committee the amount to be withdrawn is needed to defray part or all of the expenses incurred or to be incurred by the Participant as a result of hardship. For purpose of this Section, hardship shall mean an immediate and heavy financial need of the Participant, but only to the extent the amount required to meet such need is not reasonably available from other resources of the Participant.

(b) The following are the financial needs considered immediate and heavy: (1) expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, his spouse, or dependents (as defined in Section 152 of the Code) or necessary for these persons to obtain medical care described in Section 213 of the Code; (2) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments); (3) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, or his spouse, children or dependents (as defined in Section 152 of the Code); (4) payments necessary to prevent the eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence; or (5) immediate and heavy financial debt and/or taxes incurred by the Participant which make the threat of personal bankruptcy or foreclosure imminent.

(c) A distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Employee only if:

(1) The Employee has obtained all distributions, other than hardship distributions, and all nontaxable loans available under all plans maintained by CNG and its Affiliates;

(2) The Participant's salary reduction contributions and payroll deduction contributions under this Plan and all other plans of CNG and its Affiliates, other than pursuant to its cafeteria plan and health insurance program, will be suspended for twelve months after receipt of the hardship distribution. The Participant must agree to this provision and take action consistent with its requirements as a condition to receipt of a hardship distribution;

(3) The distribution is not in excess of the immediate and heavy financial need. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; and

(4) All plans maintained by CNG and its Affiliates provide (and by inclusion of this provision, this Plan does provide) that the Employee may not make wage or salary deferral contributions for the Employee's taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Section 402(g) of the Code for such taxable year less the amount of such Employee's wage or salary deferral contributions for the taxable year of the hardship distribution.

(c) The Employee must represent that the need cannot be satisfied through reimbursement or compensation by insurance or otherwise, by reasonable liquidation of the Employee's assets (to the extent it would not itself cause an immediate and heavy financial need), by cessation of contributions under the Plan, or by other distributions or loans from plans maintained by the Company or any other employer, or by borrowing from commercial sources on reasonable commercial terms..

(d) No more than one withdrawal may be made by a Participant in any twelve (12) month period. The Committee shall follow uniform nondiscriminatory principles and procedures in application of this Section 11.02, and shall permit the Participant to direct the Fund or Funds from which the withdrawal will take place (if one is permitted). Except as provided in this Section 11.02 (and Section 10.01(d)), no distribution may be made from a Participant's Pre-Tax Account while the Participant remains in the employ CNG or any Affiliate.

11.03 (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under the Plan, a distributee may elect, at the time and in the manner prescribed by the Committee, and subject to such rules as the Committee may adopt consistent with the provisions of the Code and regulations thereunder, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) Definitions. (1) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401 (a) (9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(2) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(3) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(4) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

11.04 An active Participant, and any terminated Participant or Beneficiary with an Account balance under the Plan who qualifies as a "party in interest" under Section 3(14) of ERISA, will be permitted to direct the investment of a portion of his Account in a loan to himself, subject to the following rules:

(a) No purpose for the loan need be shown; however, see paragraph (e) as it relates to the duration of loans;

(b) There is a minimum loan amount of $1,000;

(c) The maximum amount of a loan, when added to the outstanding balance of all other loans to the Participant from all qualified plans of CNG and its Affiliates, shall be $50,000; provided that the $50,000 limit shall be reduced by the highest outstanding loan balance of such loans during the one-year period ending on the day before the date of any new loan and provided further that the maximum amount of a loan, when added to the outstanding balance of all other loans from the Plan, shall in no event exceed one-half (1/2) of the Participant's vested interest in his Account;

(c) Loans may not be made from a Participant's Paysop Transfer Account, although the vested portion of such Account shall be taken into consideration in determining the maximum available loan amount;

(d) The loan must be payable in full within five (5) years following the date made, except that a loan which is made for the purpose of financing the acquisition of the principal residence of the Participant (a "principal residence" loan) must be payable in full within fifteen (15) years following the date made;

(e) A Participant may not have more than one "general purpose" loan outstanding at any time, or more than one "principal residence" loan outstanding at any time (maximum two (2) loans);

(f) Loans will be made available to eligible Participants on a reasonably equivalent basis and shall not be made available to Highly Compensated Participants in an amount greater than to other eligible Participants;

(g) Loans shall require level amortization with payments to be made at least quarterly;

(h) Loans must be adequately secured, utilizing one-half (1/2) of the Participant's vested interest in his Account as security;

(i) Interest will be at a reasonable rate, as determined by the Committee based upon prevailing rates offered by commercial lenders for comparable loans. Unless otherwise prescribed by the Committee pursuant to written procedures, the interest rate shall be the prime rate (as published in The Wall Street Journal) in effect on the first business day of the calendar quarter in which the loan is made, plus one percent (1%);

(j) Loans to Plan Participants who are active Employees shall be repaid through payroll deduction. The Committee is authorized to prescribe rules relating to the circumstances under which loan prepayments shall be permitted. Loan refinancings shall not be allowed;

(k) Default shall occur in accordance with the terms of the promissory note and security agreement. Furthermore, unless otherwise provided by the Committee, separation from service shall constitute a default requiring full repayment of the balance due on any outstanding loan within such period of time as the Committee shall determine. Foreclosure on the portion of the Account used as security through offset (to the extent of the security interest) shall not occur, however, until a distributable event occurs under the Plan;

(l) Loan repayments shall be invested in accordance with the Participant's direction as to future contributions; and

(m) If the Participant is married, a Plan loan made prior to May 1, 2000 shall also be conditioned upon the consent of the Participant's spouse to the loan and to the use of a portion of the Participant's vested Account as security for the loan. Such consent must be given within ninety (90) days in advance of the date the loan is made. The consent of the spouse must be witnessed by a Plan Representative or a Notary Public and must acknowledge the effect thereof.

The Committee shall administer the loan program and may establish reasonable written procedures for the loan program, which shall be consistent with the foregoing (but which may set forth additional provisions and requirements), and which are hereby incorporated by reference. No loans shall be made in any manner which would constitute a prohibited transaction under Section 4975 of the Code. The administrative charges associated with the establishment and maintenance of Plan loans may be charged to the Account of the Participant as the Committee shall direct. Loans shall be processed by the Trustee.

Section 12
ADMINISTRATION

12.01 (a) CNG shall be designated as Plan Administrator and a named fiduciary with respect to the Plan. CNG shall have the power, by action of the Compensation Committee of the Board of Directors, to designate an Administrative Committee (the "Committee") of not less than three persons. The Committee shall be a named fiduciary and shall have full power, authority, discretion and responsibility to direct, manage and administer the Plan, except to the extent that such power, authority and responsibility is committed to the Trustee under the Trust established pursuant to Section 13.

(b) Any person appointed to be a member of the Committee shall signify his acceptance in writing to the Compensation Committee of the Board of Directors. Any member of the Committee may resign by delivering his written resignation to the Compensation Committee of the Board of Directors and such resignation shall become effective upon delivery or at any later date specified therein. The members of the Committee shall serve without compensation for services as such, but the Committee shall be paid or reimbursed for all its reasonable expenses in accordance with Section 12.06.

(c) A majority of the members of the Committee at the time in office may do any act which the Plan authorizes or requires the Committee to do, and the action of such majority of the members expressed from time to time by a vote at a meeting, or in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all the members at the time in office.

(c) The Committee may, by a writing signed by a majority of its members, delegate to any member or members of the Committee or to any employee of the Company severally or jointly, the authority to perform any ministerial or routine act in connection with the administration of the Plan. The Committee may engage clerical assistance, and such legal, accounting, actuarial or other assistance as may be required, or hire employees to provide such assistance as they may require.

12.02 Subject to the limitations of the Plan, the Committee, as a named fiduciary, may make such rules and regulations as it deems necessary or proper for the administration of the Plan and the transaction of business thereunder; has the sole and absolute discretionary authority to interpret and construe the Plan (including, without limitation, by supplying omissions, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan) and decide on questions of fact, including, but not limited to, the eligibility of any person to receive benefits and the amount of such benefits; may authorize the payment of benefits in such manner and at such times as it may determine; may prescribe forms to be used for making various elections under the Plan, for designating beneficiaries or for changing or revoking such designations, for applying for benefits and for any other purposes of the Plan, which prescribed forms in all cases must be executed and filed with the Committee (unless the Committee shall otherwise determine); and may take such other action and make such determinations in accordance with the Plan as it deems appropriate in the exercise of its authority and fulfillment of its duties hereunder. Notwithstanding the above or any other provision of the Plan to the contrary, the Committee may establish procedures for the use of electronic media in communication and transactions between the Plan and Trust or the Committee and Participants, terminated Participants and Beneficiaries. Electronic media may include, but are not limited to, e-mail, the Internet, intranet systems and telephone response systems.

12.03 Any discretionary actions to be taken under this Plan by the Committee with respect to the classification of the Employees or benefits shall be uniform in their nature and applicable to all Employees similarly situated. With respect to employment with CNG or an Affiliate, leaves of absence and other similar matters, the Committee shall administer the Plan in accordance with the applicable personnel records and regular personnel policies at the time in effect.

12.04 The Committee shall:

(a) maintain the records of Participants' Accounts;

(b) notify the Participants at least once each year of the balance in their Accounts;

(c) give to the Participant's such other information concerning the Plan and their rights thereunder as may be required by law;

(d) notify each Participant, three months prior to his Normal Retirement Date, or anticipated actual retirement, if known, of the options which may be available to such Participant;

(e) direct the Trustee to make such payments as may be required to retired, disabled or terminated Participants, or to the Beneficiaries of deceased Participants;

(f) select investment funds pursuant to Section 7.02 hereof, and perform the duties assigned to the Administrator under the Trust Agreement referred to in Section 13;

(g) establish written procedures for determining the qualified status of domestic relations orders and for administering distributions pursuant thereto.

12.05 The Committee shall prepare and submit to the Compensation Committee of the Board of Directors of CNG an annual report showing in reasonable detail the assets and liabilities of the Trust Fund and giving a brief account of the operation of the Plan for such Year.

12.06 Reasonable expenses of administering the Plan and Trust shall be paid from the Trust Fund unless paid by the Company. The Company shall pay record-keeping expenses for overall Plan transactions; however, expenses relating to distributions or other processing relating directly to a particular Participant may be charged to that Participant's Account.

12.07 Notwithstanding any provision of the Plan to the contrary, during any conversion period relating to a merger or spin off of all or part of the Plan or a change in Trustee, recordkeeper or investment fund options under the Plan, in accordance with procedures established by the Committee, the Committee may temporarily suspend, in whole or in part, certain provisions of the Plan, which may include, but are not limited to, a Participant's right to change his contribution election, a Participant's right to change his investment election and a Participant's right to borrow or withdraw form his Account or obtain a distribution from his Account.

12.08 Notwithstanding any provision of the Plan to the contrary, during a period (the "Transition Period") as determined by the Committee beginning prior to and ending after the date of the consummation of the merger of CTG Resources, Inc. with and into Oak Merger Co. pursuant to the Agreement and Plan of Merger, dated as of June 29, 1999, by and among CTG Resources, Inc., Energy East Corporation and Oak Merger Co., all contributions, loan repayments and other additions directed for investment in Common Stock Fund under the Plan and dividends paid on Common Stock held under the Plan will be invested in the Putnam Stable Value Fund. No changes of investment fund elections for existing Account balances may be made to or from the Common Stock Fund during the Transition Period, and no new loans or withdrawals may be made under Section 11 of the Plan or distributions under Section 10 of the Plan during the Transition Period from the portion of a Participant's Account balance held in the Common Stock Fund.

Section 13
TRUST AGREEMENT

13.01 CNG, by trust agreement with a corporation having trust powers, has established or will establish a Trust of which such corporation with trust powers will be the Trustee for the purpose of holding, safe-keeping, investing and reinvesting the Trust Fund. The authority, duties, rights and obligations of the Trustee, as well as the authority of the Company, CNG, the Compensation Committee, and the Committee relating to the Trust Fund, are or shall be set forth in the Trust Agreement.

Section 14
FIDUCIARY RESPONSIBILITIES

14.01 The duties and responsibilities of the Trustee from time to time serving hereunder shall be those set forth in the Trust Agreement.

14.02 The Committee' shall have sole and exclusive responsibility and authority for those matters committed to it in Section 12 and under the Trust Agreement, except to the extent that it may have delegated any such responsibilities in writing pursuant to procedures specified in Section 12, in which case the Committee shall thereafter be responsible only to periodically review the actions of the fiduciary so designated.

14.03 CNG, acting by the Compensation Committee of its Board of Directors, shall have the sole and exclusive responsibility and authority to:

(a) appoint a Trustee and remove any person so appointed;

(b) appoint and remove the members of the Committee;

(c) prior to May 1, 2000, direct the Trustee as to the voting of unvoted shares of Common Stock pursuant to the Trust Agreement; and

(d) generally supervise and periodically report to the Board of Directors on the operation of the Plan.

14.04 The Board of Directors shall have sole and exclusive responsibility and authority to:

(a) suspend Company contributions to be made under the Plan;

(b) appoint and remove the members of the Compensation Committee of the Board of Directors; and

(c) amend and terminate the Plan.

14.05 CNG, under the direction of the Compensation Committee of the Board of Directors, shall have sole and exclusive responsibility and authority for all matters of Plan management and administration not herein expressly committed to another.

14.06 Each fiduciary or person named herein or identified pursuant to procedures provided in the Plan as having any fiduciary responsibility for the maintenance and administration of the Plan or management of any part of the assets of the Fund shall have sole and exclusive authority and responsibility in the area or areas committed to it. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. Except as herein expressly provided to the contrary, all fiduciary duties and responsibilities hereunder shall be several only, and exclusively committed as above set forth, and there shall be no joint fiduciary responsibility or liability.

14.07 No fiduciary or person named herein or identified pursuant to procedures provided in the Plan as having any fiduciary responsibility under the Plan shall have any responsibility or authority in any area of the maintenance and administration of the Plan and the management of its assets other than that responsibility and authority expressly delegated to such fiduciary or other person.

14.08 No such fiduciary or other person guarantees the Trust Fund in any manner against investment loss or depreciation of asset value, nor guarantees the sufficiency of the assets in the Trust Fund to provide the benefits accrued under the Plan at any given time.

Section 15
TERMINATION OR AMENDMENT OF PLAN

15.01 While CNG intends to establish a permanent Plan hereby, it nonetheless reserves the right to terminate, partially or completely, the Plan, or to suspend contributions (consistent with applicable laws) to the Plan or to amend the Plan in any particular. CNG is hereby irrevocably constituted the agent for all other employers who have adopted this Plan for the purpose of such termination or amendment. Any such employer may terminate this Plan with respect to its own employees. In the event of any such action, the following provisions shall apply:

(a) In case of a complete termination, all Participants' Accounts shall be fully vested. The Participants' Accounts may be paid in full or may be retained by the Trustee and paid at Normal Retirement Date or the earlier termination of employment, depending upon the election of the Committee after consultation with the Participant at the time of such termination of employment.

(b) In case of a partial termination, the Accounts of those Participants with respect to whom termination has occurred shall be fully vested. The fully vested Accounts of Participants with respect to which termination has occurred may be paid in full or may be retained by the Trustee and paid at Normal Retirement Date or upon earlier termination of employment depending upon the election of the Committee and subject to the requirements of law.

(c) The Company reserves the right to suspend its contributions in any year. Any such suspension shall not terminate the Trust as to funds then held by the Trustee hereunder or operate to accelerate any distributions to or for the benefit of Participants or their Beneficiaries. No such suspension shall be deemed to be a "discontinuance" of further contributions. If, however, such a suspension does in fact ripen into a "discontinuance", then the proportionate interest of each Participant in the Trust Fund shall thereupon automatically be wholly vested in him notwithstanding any provision of the Plan to the contrary. Discontinuance on the part of the Company of further contributions to the Trust shall not, in the absence of formal action by the Company effecting termination, terminate the Trust as to the funds then held by the Trustee, or operate to accelerate any payments or distributions to Participants or to their Beneficiaries. Upon discontinuance, the then proportionate interest of each Participant in the Trust Fund shall thereupon automatically be wholly vested in him notwithstanding any provision of the Plan to the contrary. Distribution shall continue to be made in accordance with the applicable provisions of Section 10, and the Trustee shall continue to administer the Trust in accordance with the Trust Agreement.

(d) Notwithstanding the foregoing, distribution of a Participant's Pre-Tax Account on account of Plan termination, sale of substantially all of the assets of a trade or business, or sale of a subsidiary, must meet the requirements of Sections 401(k)(2)(B) and 401(k)(10) of the Code.

(e) No amendment of the Plan shall deprive any Participant or Beneficiary of any vested interest (unless required in order to comply with any federal law or regulation) nor cause any of the assets in the Trust to revert to or be applied for the benefit of the Company nor shall any amendment be made which will cause the Plan to lose its qualified status under the Internal Revenue Code. Any amendment may be effective retroactively.

(f) Notwithstanding any other provision of the Plan to the contrary, in the event that Connecticut Natural Gas Corporation, CTG Resources, Inc., The Energy Network, Inc., The Hartford Steam Company, or any affiliate of any such corporations, shall acquire any other trade or business (or portion thereof) through asset or stock acquisition, merger, or similar transaction, and if in connection with or pursuant to the terms of any such transaction it is necessary or appropriate for this Plan to be amended for any reason (such as, for example, in order to provide prior service credit for vesting purposes), then any such amendment may be made by the President of Connecticut Natural Gas Corporation. The Board of Directors hereby delegates to the President the authority to make any such amendment or amendments to the Plan for such purpose, without further action by the Board. Any such amendment may take the form of an amendment to one or more provisions of the Plan; one or more schedules or appendices to be attached to the Plan and form a part of the Plan; a combination of the foregoing; or such other form as the President determines to be appropriate. The Board of Directors may terminate this delegation of authority at any time.

15.02 If CNG is judicially declared bankrupt or insolvent, or if it makes a general assignment for the benefit of creditors, or if its corporate existence shall cease or its business be substantially terminated, without provision being made by its successor, if any for the continuation of the Plan, the Plan will completely terminate.

15.03 Contributions by the Company are paid to the Trust on the condition that the same qualify for deduction under Section 404 of the Code. Any such contribution for which deduction is disallowed (to the extent disallowed), reduced by any loss attributable thereto (if any) while held in Trust, shall be returned to the Company within one year after the disallowance of the deduction, but not thereafter. Furthermore, if any contribution by the Company is made under a mistake of fact, such contribution in excess of the amount that would have been contributed had no mistake of fact occurred, reduced by any loss attributable thereto (if any) while held in Trust, shall be returned to the Company within one year after the payment of the contribution, but not thereafter.

15.04 Except as provided for in Section 15.03, under no circumstances shall any of the assets of the Trust revert to or be applied for the benefit of the Company; provided that reasonable expenses of administering the Plan and Trust may be charged to the Trust Fund.

Section 16
GENERAL PROVISIONS

16.1 None of a Participant's Benefits in a Plan shall be subject to the claims of any creditor of such Participant or his Beneficiary, nor shall any Participant or his Beneficiary have the right to anticipate, alienate, or assign any Benefits under the Plan. Any attempted assignment or alienation, voluntary or involuntary, shall be absolutely void and of no effect. This Section 16.01 shall not apply to (i) the creation, assignment, or recognition of a right to any benefit payable with respect to a domestic relations order which is determined to be a qualified domestic relations order, as defined in Section 414(p) of the Code or (ii) on or after August 5, 1997, any judgment, order, decree or settlement agreement within the meaning of Section 401(a)(13)(C) of the Code.

16.02 In the event of any merger or consolidation of the Plan with, or a transfer of the assets and liabilities of the Plan to, any other plan, each Participant shall immediately following the effectiveness of such merger, consolidation or transfer, be entitled to receive Benefits (if the successor plan were then terminated) which are equal to or greater than the Benefits he would have been entitled to receive immediately prior to the effectiveness of such merger, consolidation or transfer (if the Plan had then been terminated).

16.03 This Plan is established by CNG and shall at all times be operated for the exclusive benefit of the Participants, terminated Participants and Beneficiaries of deceased Participants and to defray reasonable expenses of the Plan and Trust and, except as provided in Section 15, at no time shall any of the assets of the Fund revert to or be applied for the benefit of the Company.

16.04 Any person claiming a benefit or interest in the Plan agrees to perform any and all acts including the signing of required papers, and the taking of necessary physical examinations in order to carry out the Plan. Each Participant, including retired and terminated Participants, and Beneficiary entitled to receive benefits, must keep the Committee informed of his mailing address on a current basis. If any mailing properly addressed to a Participant or Beneficiary at the last address give to the Committee is returned by the postal authorities for want of satisfactory address, the Committee may withhold further mailings of informational materials or benefits until a proper address is provided. The terms of the Plan and the decisions of the Committee relative to the Plan made in a uniform non-discriminatory fashion shall be binding on all Participants and Beneficiaries and the heirs, executors and administrators of the person claiming a benefit or interest in the Plan.

16.05 This Plan shall not be construed as a modification of any employment relationship between any Participant and the Company nor shall it confer upon Participants any right to be continued in the employ of the Company.

16.06 Notwithstanding any provision of the Plan to the contrary, effective October 13, 1996, with regard to an Employee who after serving in the uniformed services is reemployed on or after December 12, 1994, within the time required by USERRA, contributions shall be made and benefits shall be provided under the Plan with respect to his qualified military service (as defined in Section 2.10(b)(iii)) in accordance with Section 414(u) of the Code.

IN WITNESS WHEREOF, the Company executes this Plan Restatement this 25th day of April, 2000.

WITNESS:	CONNECTICUT NATURAL GAS CORPORATION
S/ Jeffrey A. Hall	By S/ Jean S. McCarthy

                                                   Vice President, Human Resources